Power of Attorney

I, LEE THENG KIAT, hereby appoint PEK SIOK LAN to be my attorney in fact, for the sole purpose of signifying my consent and authorizing the submission, on my behalf, any and all filings and notifications required to be made to the United States Securities and Exchange Commission, in relation to my appointment as a director of Global Crossing Ltd [GLBCF] with effect from
December 9, 2003.
This power of attorney shall become effective with effect from December 9,
2003, and shall continue in effect until December 19, 2003, after which time it shall terminate.
IN WITNESS WHEREOF, the abovenamed LEE THENG KIAT has set his hand and seal on December 9, 2003.
SIGNED, SEALED AND DELIVERED
in the presence of:
/s/ Hon Wei Seng
                                                /s/ Lee Theng Kiat     [SEAL]
HON WEI SENG                                ___________________________
Legal Counsel                                  Lee Theng Kiat